UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 Date of Report

(Date of earliest event reported): November 28, 2017

CARDIFF INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Florida	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification N o.)

401 E. Las Olas Blvd. Suite 1400

Ft. Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(844) 628-2100

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	re-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

In this Current Report on Form 8-K, “Company,” “our company,” “us,” and “our” refer to Cardiff International, Inc., unless the context requires otherwise.

Item 1.01     Entry into Material Definitive Agreement

Securities Purchase Agreement, Convertible Note and Warrants

On November 29th, 2017, the Company entered into a separate securities purchase agreement with EMA Financial, LLC, pursuant to which the Company sold to the Investor a Convertible Promissory Note (“Note”) consisting of a Financial Note in the amount of $53,800.

The Note will accrue interest at a rate of 12% per annum. In addition, the Note will be convertible at a price equal to the lower of (i) the closing sale price of the Common Stock on the Principal Market on the Trading Day immediately preceding the Closing Date, and (ii) 60% of the lowest trading price during the 20 trading days including and immediately prior to a conversion date. EMA shall not be able to convert the promissory notes in an amount that would result in the beneficial ownership of greater than 4.9% of the outstanding shares of the Company, with the exception that the limitation may be waived by EMA with 61 days prior notice. There is a 30% prepayment penalty for days 1-90; and 40% prepayment penalty for days 91-180 associated with each of the promissory notes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

By:     /s/ Daniel Thompson

           Daniel Thompson

Title:   Chairman

Dated: November 29, 2017